Exhibit 10.8

KYVERNA THERAPEUTICS, INC.

December 8, 2019

Dominic Borie, M.D., Ph.D.

Dear Dominic:

Kyverna Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Executive Officer, and you will report to the Company’s Board of Directors (the “Board”). This is a full-time position. While you render services to the Company, (i) you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In addition to serving as the Chief Executive Officer, you will also serve as a Director on the Board during your employment with the Company pursuant to the terms of this letter agreement.

2. Cash Compensation.

(a) Base Salary. The Company will pay you a starting salary at the rate of $395,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b) Annual Incentive Bonus. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established and approved by the Board. Your target bonus will be equal to 40% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

(c) Signing Bonus. If your current employer does not pay you, on or before March 31, 2020, a bonus with respect to the year ended December 31, 2019, the Company will pay you a signing bonus in the amount of $130,000 (the “Signing Bonus”), which will be paid in two equal installments, with the first payment on the prior to the regularly scheduled payroll date in April 2020, and the second on the one year anniversary of the commencement of your employment (subject to your continued employment through such date).

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Equity Compensation. The Company has agreed to provide you with an opportunity to own up to a number of shares of its Common Stock (the “Shares”) that is intended to equal four and one-half percent (4.5%) of the fully-diluted capitalization of the Company after completion of its currently contemplated Series A-2 Preferred Stock financing through issuance to you of one or more types of equity award instruments. At its first Board meeting following your start date, and with prior input from you as to the type of equity instrument(s) that you prefer, we will seek Board approval of the grant to you of one or both of the following instruments:

1)

Options to purchase shares of Common Stock (“Options”) bearing a strike price equal to the then-current fair market value of our Common Stock. The Options will become exercisable as they vest (as described below) and will have a ten-year term (subject to earlier termination on earlier termination of your service with the Company or on certain corporate transactions involving the Company).

2)

A right to purchase (“Purchase Right”) unvested shares of Common Stock at a purchase price equal to the then-current fair market value of our Common Stock. Any shares purchased under the Purchase Right will be subject to the following repurchase right in favor of the Company (the “Service Repurchase Right”), which may be exercised by the Company’s paying you the lesser of your original purchase price for the shares or the fair market value of the shares at the time of repurchase: The Service Repurchase Right will trigger upon termination of your service with the Company for any reason, will lapse on the vesting schedule described below and may be exercised by the Company within a specified number of days following your service termination date.

Options and the Purchase Right will be granted under the Company’s existing stock plan, will subject the underlying shares of Common Stock to the Company’s standard right of first refusal and underwriter’s lock-up conditions, and will otherwise be subject to the standard terms and conditions applicable to awards granted under the Company’s stock plan.

However they are allocated, and on a proportionate basis as between Options and the Purchase Right, you will vest in the Shares subject to your continued employment with the Company as follows: In 25% of the Shares on the first anniversary of your start date and in the remainder of the Shares in equal monthly installments over the 36 months thereafter. “Vesting” as applied to the Options refers to the schedule on which you may exercise the Options and as applied to the Purchase Right refers to the schedule on which the Company’s Service Repurchase Right will lapse.

In addition, you will vest in 100% of your remaining unvested Shares if (i) the Company is subject to a Change in Control before your employment with the Company terminates and (ii) you are subject to an Involuntary Termination within 12 months after that Change in Control.

You will also be eligible in the future to receive options or other equity awards under the Company’s stock incentive plan(s), as in effect from time to time, in the Board’s sole and absolute discretion.

5. Severance Benefits Outside Change in Control. In the event you are subject to a Termination Without Cause other than within 12 months after a Change in Control, and provided you satisfy the conditions described in Section 5(c) below, you will be entitled to the following benefits:

(a) Salary Continuation. The Company will continue to pay your base salary for a period of six (6) months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(b) COBRA. Provided you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, the Company will pay or reimburse you for your monthly premium under COBRA until the earliest of (i) the close of the 6-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (the “COBRA Benefit”). If necessary to avoid adverse tax consequences to you or the Company, the Company, in its sole discretion, reserves the right to treat the COBRA Benefit as taxable income.

(c) Conditions. This Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

6. Severance Benefits in Connection With a Change in Control. If the Company is subject to a Change in Control before your employment with the Company terminates, you are subject to an Involuntary Termination within 12 months after the Change in Control and provided you satisfy the conditions described in Section 5(c) above, you will be entitled to the benefits described in Sections 5(a) and 5(b) above, provided however that the time periods applicable to each of the severance and COBRA benefits will be increased from 6 months to 12 months. For the sake of clarity, if you become entitled to the benefits in the preceding sentence you will not also be entitled to additional the benefits provided for in Sections 5(a) and (b) above. In addition, you will be entitled to the vesting acceleration benefits described in Section 4 above.

7. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as foe Company’s personnel policies and procedures, may change from time to time, foe “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of foe Company (other than you).

9. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A The payments and benefits provided for under this letter agreement are intended to be exempt from Section 409A of foe Internal Revenue Code of 1986, as amended (foe “Code”), and any ambiguity arising under this letter agreement shall be interpreted in a manner consistent with that intent. Nonetheless, to the extent any payment or benefit provided under this letter agreement is deemed to be nonqualified deferred compensation that is subject to Section 409A of the Code, and if foe Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of foe Code at foe time of your Separation, then any such payment(s), to the extent they are subject to Section 409A of foe Code, will be made or commence, as applicable, on foe first business day following (i) expiration of foe six-month period measured from your Separation or (ii) foe date of your death, with any payment installments that otherwise would have been paid prior to such date paid in a lump sum at that time. In addition, for purposes of Section 409A of the Code, each salary continuation payment under Section 5(a) is hereby designated as a separate payment.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

10. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Alameda County, California in connection with any Dispute or any claim related to any Dispute.

11. Indemnification. During the term of your employment, the Company agrees that it shall indemnify you and provide you with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to the Company’s other most senior executive officers.

12. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board or (g) your failure to cooperate in good faith with a govemmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity, (b) the sale of all or substantially all of the assets of the Company or (c) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

(a)	A reduction in your base salary by more than 10%;

(b)	A material diminution of your authority, duties or responsibilities; or

(c)	A relocation of your principal workplace by more than 50 miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation l.409A-l(n)(l).

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before January 7, 2020.

Very truly yours,

Kyverna Therapeutics, Inc.

/s/ Beth Seidenberg, M.D.
By: Beth Seidenberg, M.D.
Title: President

I have read and accept this employment offer:

/s/ Dominic Borie
Signature of Employee

Dated:	December 8, 2019

Attachment

Exhibit A: Proprietary Information and Inventions Agreement